UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 30, 2007

CONSOLIDATED RESOURCES HEALTH CARE FUND II
(Exact name of registrant as specified in its charter)

GEORGIA	0-13415	58-1542125
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1175 Peachtree Street, Suite 1230
Atlanta, Georgia  30361
(Address of Principal
Executive Offices)

(404) 873-1919
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.         Other Events

As previously disclosed in other reports, and as a result of certain amendments to its partnership agreement adopted by its limited partners at a special meeting held January 11, 2007, Consolidated Resources Health Care Fund II (the “Partnership”) has agreed to sell all of its assets, namely, its interests in Consolidated Resources Health Care Fund II – Mayfair Village, Ltd. and Consolidated Resources Health Care Fund II – Mayfair Nursing Care Center, Ltd. to Mayfair Medical Investors, LLC and its affiliate, Mayfair Retirement Investors, LLC.  The purchase price to be paid for the assets is $19,000,000.

The closing of the sale is currently expected to occur on or about December 10, 2007.  Following payment of outstanding indebtedness and transaction expenses, and establishment of appropriate reserves to satisfy ongoing Partnership liabilities, Welcare Service Corporation-II (“Welcare”), in its capacity as Managing General Partner of the Partnership, intends to make a distribution of the remaining sales proceeds to the limited partners.  This distribution is expected to occur on or about December 28, 2007.

Following the distribution, Welcare will establish a liquidating trust for purposes of completing the liquidation of Partnership and will cause the Certificate of Limited Partnership for the Partnership to be cancelled in accordance with the Georgia Uniform Limited Partnership Act.  Upon cancellation, the Partnership will no longer exist and Welcare will file a Form 15 terminating its reporting obligations under the Securities Exchange Act of 1934, as amended.  Limited partners will continue to hold a beneficial interest in the liquidating trust.  To the extent assets of the trust remain after satisfaction in full of all Partnership liabilities, such assets will be distributed to the limited partners.

In preparation for the closing, Welcare has instructed the transfer agent for the Partnership’s outstanding limited partnership units to close its books, effective close of business on December 1, 2007 (the “Record Date”).  No transfers of limited partnership units will be recognized from and after December 1, 2007 and only holders of limited partnership units on the Record Date will be entitled to receive any distributions resulting from the sale and liquidation of the Partnership’s assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED RESOURCES HEALTH CARE II
By: WELCARE SERVICE CORPORATION-II,
its Managing General Partner

Date: November 30, 2007	By: /s/ John F. McMullan
John F. McMullan
Director and Principal Executive Officer of the Managing General Partner